Exhibit 99.1

OneSpaWorld Reports Second Quarter Fiscal 2022 Financial Results

Net Revenues of $127.4 Million

Positive Quarterly Cash Flow from Operations of $4.9 Million

Ends Quarter with Total Liquidity of $46.9 Million

Expects to be Operating on 173 Cruise Ships by the End of the Third Quarter

Nassau, Bahamas, August 3, 2022 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on-board cruise ships and in destination resorts around the world, today announced its financial results for its second quarter and first six months of fiscal 2022, ended June 30, 2022.

Leonard Fluxman, Executive Chairman, Chief Executive Officer and President of OneSpaWorld, commented: "We delivered an outstanding second quarter, highlighted by significant growth in net revenue and adjusted EBITDA compared to the second quarter last year while generating positive free cash flow. Notably, we generated net revenue of $127 million, over 90% of 2019 second quarter net revenue, the most recent comparable period of normal operations, and was achieved even as ships were still being reintroduced into service and load factors continue to ramp to historical levels. We believe this accomplishment is a strong testament to our unique capabilities to elevate and innovate our product and service levels during an extraordinary time, leading to expansion in our revenue generation capabilities across our health and wellness centers at sea and on land.

The quarter saw us commence service aboard two new ship builds, and 38 ships returned to service by our cruise line partners. Our strong financial performance was driven by continuing growth and strength across virtually all of our operating metrics, including pre-booking percent of service revenue, average guest spend, average service spend per guest, and service frequency per guest, all higher than the comparable 2019 second quarter.

Mr. Fluxman added: “The quarter also marked a key milestone for our Company – the one-year anniversary of our return to service. Over the past 12-months we have trained 1,498 staff, placed 4,352 staff on board cruise ships and booked more than 9,000 flights for personnel as 167 ships returned to service. I am proud of all that we have accomplished over the last year and believe we are well positioned to serve additional cruise ships introduced and returning to service during the remainder of 2022. Strong cruise ship and resort guest demand, driven by our investment in our exemplary staff, constant innovation in our services, product offerings and guest experiences, combined with our irreplicable global operations, all bode well for our business.

As the preeminent operator of health and wellness centers at sea and on land, I am even more confident today that we are stronger than prior to the pandemic,” Mr. Fluxman concluded. “With an advantageous asset light business model, collaborative cruise line and destination resort partnerships, and talented team, we look forward to advancing our strategy during the second half of the year and continue to expect to deliver revenue growth and positive adjusted EBITDA and adjusted net income for the remaining quarters of 2022 and for the full fiscal year. We believe we are well positioned to deliver on our objective of creating long term value for all OneSpaWorld stakeholders.”

Stephen Lazarus, Chief Financial Officer and Chief Operating Officer, commented, “I am equally pleased with our second quarter performance, which drove positive free cash flow generation for the first period since the onset of the pandemic. We ended the quarter with a strengthened balance sheet that included total liquidity of $46.9 million, with $33.9 million in cash and $13.0 million available under our credit facility, and no material debt maturities until March of 2026. We continue to expect the increased scaling of our cruise ship operations to fuel positive quarterly cash flow from operations in the remaining quarters of fiscal 2022 and for the full fiscal year. We believe our powerful operating platform, asset light business model and the strength of our balance sheet has us poised to deliver on our annual goals.”

Operating Network Update:

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Ship Count: The Company ended the second quarter with health and wellness centers on 172 ships, of which 167 had resumed voyages as of quarter-end, compared with 127 ships having resumed voyages by the end of the first quarter of 2022 and versus 14 having resumed voyages by the end of the second quarter of 2021. The Company expects to be operating on 173 ships by the end of the third quarter and 177 ships by year end.

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Destination Resort Count: The Company ended the second quarter with 51 destination resort spas, of which 48 were open and operating as of June 30, 2022. The Company expects to have 52 destination resort spas open and operating by year-end.

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Staff Count:  The Company had 2,778 cruise ship personnel on vessels at the end of the second quarter for actual and anticipated voyages and expects 3,024 employees to be on vessels by the end of September 2022 for actual and anticipated voyages.

Liquidity Update:

•

Cash and borrowing capacity under the Company’s line of credit at June 30, 2022 totaled $46.9 million. At quarter end, $10.0 million remained available under the ATM program, which the Company had not utilized since October 2021. The Company’s confidence in the sustainability of return to service and ongoing increased performance has allowed for the subsequent cancellation of the active ATM program. Availability under the Company’s line of credit was $13.0 million at June 30, 2022. In July, the Company repaid $3.0 million on the line of credit and currently has $16.0 million available.

•	The Company expects to continue to generate positive cash flow from operations quarterly going forward and for the full fiscal year.

The Company’s results are reported in this press release on a GAAP basis and on an as adjusted non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. This press release also refers to Adjusted EBITDA and Adjusted Net Income (non-GAAP financial measures), the terms for which definition and reconciliation are presented below.

Second Quarter Ended June 30, 2022 Compared to June 30, 2021

The results of operations in the second quarter of 2022 continue to recover from the material adverse impacts of COVID-19, which at its peak resulted in the cessation of operations of all of the Company’s health and wellness centers on board cruise ships and the closing of or substantial restrictions imposed on the operation of substantially all of the destination resort spas where we operate health and wellness centers at the end of first quarter 2020. As of June 30, 2022, our operations have resumed on 167 cruise ships and in 48 destination resort spas, as compared to 14 cruise ships and 42 destination resort spas as of June 30, 2021.

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Total revenues were $127.4 million, as compared to $9.2 million in the second quarter of 2021. The revenues generated in the three months ended June 30, 2022 were derived primarily from our 167 health and wellness centers onboard ships having resumed voyages and our health and wellness centers at 48 open and operating destination resort spas. The three months ended June 30, 2021 revenues were primarily related to the 14 cruise ships and 42 destination resort spas that were open during the quarter and e-commerce product sales through the Company’s timetospa.com website.
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Cost of services were $87.0 million compared to $9.6 million in the second quarter of 2021 The increase was primarily attributable to costs associated with increased service revenues of $96.0 million in the quarter from our operating health and wellness centers at sea and on land, compared with service revenue of $7.6 million in the second quarter of 2021, and increased costs related to the resumption of operations at our health and wellness centers at sea during the quarter.
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Cost of products were $23.3 million compared to $1.5 million in the second quarter of 2021. The increase was primarily attributable to costs associated with increased product revenues of $22.3 million in the quarter from our operating health and wellness centers at sea and on land, compared to product revenue of $1.5 million in the second quarter of 2021.
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Net income was $55.9 million compared to $0.3 million in the second quarter of 2021. The improvement in the second quarter of 2022 was primarily a result of the $18.0 million change in income (loss) from operations derived from our 167 health and wellness centers onboard ships having resumed voyages and the change in the fair value of warrant liabilities. The change in fair value of the outstanding warrants during the three months ended June 30, 2022 was a gain of $58.5 million compared to a gain of $20.7 million during the three months ended June 30, 2021. The change in fair value of warrant liabilities is the result of changes in market prices deriving the value of the financial instruments.
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Adjusted net income was $4.0 million, or adjusted net income per diluted share of $0.04, as compared to adjusted net (loss) of ($14.9) million, or adjusted net loss per diluted share of ($0.16), in the second quarter of 2021.
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Adjusted EBITDA was $9.1 million compared to an adjusted EBITDA loss of ($9.7) million in the second quarter of 2021.
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Unlevered after-tax free cash flow was $7.8 million compared to a negative ($10.1) million in the second quarter of 2021.

Year-to-date June 30, 2022 Compared to June 30, 2021

Results of operations in the six months ended June 30, 2022 continue to recover from the material adverse impact of COVID-19, which at its peak resulted in the cessation of operations of all of the Company’s cruise ship health and wellness centers and the closing of or substantial restrictions imposed on the operation of substantially all of the destination resort spas where we operate health and wellness centers at the end of first quarter 2020. As of June 30, 2022, our operations have resumed on 167 cruise ships and in 48 destination resort spas, as compared to 14 cruise ships and 42 destination resort spas as of June 30, 2021.

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Total revenues were $215.0 million compared to $14.7 million in the six months ended June 30, 2021. The revenues generated in the six months ended June 30, 2022 were derived primarily from our 167 health and wellness centers onboard ships having resumed voyages and our health and wellness centers at 48 open and operating destination resort spas. Revenues for the six months ended June 30, 2021 were negatively impacted by the COVID-19 pandemic and the resulting March 14, 2020 No Sail Order, with revenues derived primarily from the 14 health and wellness centers onboard ships and 47 destination resort spas where we operate health and wellness centers that were open during the six month period and e-commerce product sales through the Company’s timetospa.com website.
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Cost of services were $149.7 million compared to $17.0 million in the six months ended June 30, 2021.The increase was primarily attributable to costs associated with increased service revenues of $162.5 million in the six months from our operating health and wellness centers at sea and on land, compared with service revenue of $12.3 million in the six months ended June 31, 2021 and increased costs related to the resumption of operations at our health and wellness centers at sea and on land.
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Cost of products were $37.9 million compared to $2.8 million in the six months ended June 30, 2021. The increase was primarily attributable to costs associated with increased product revenues of $37.8 million in the six months ended June 30, 2022, compared to product revenues of $2.5 million in the six months ended June 30, 2021 from our operating health and wellness centers at sea and on land.
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Net income was $49.6 million compared to a net loss of ($45.3) million in the six months ended June 30, 2021. The improvement in the six months ended June 30, 2022 was primarily a result of the $30.5 million change in income (loss) from operations derived from our 167 health and wellness centers onboard ships having resumed voyages and the change in the fair value of warrant liabilities. The change in fair value of the outstanding warrants during the six months ended June 30, 2022 was a gain of $61.9 million compared to a loss of ($2.6) million during the six months ended June 30, 2022. The change in fair value of warrant liabilities is the result of changes in market prices deriving the value of the financial instruments.
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Adjusted net income (loss) was income of $1.3 million, or adjusted net income per diluted share of $0.01, compared to adjusted net loss of ($29.8) million, or adjusted net loss per diluted share of ($0.33), in the six months ended June 30, 2021.
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Adjusted EBITDA was $11.4 million compared to an adjusted EBITDA loss of ($19.1) million in the six months ended June 30, 2021.
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Unlevered after-tax free cash flow was $9.2 million compared to a negative ($19.8) million in the six months ended June 30, 2021.

Balance Sheet and Cash Flow Highlights

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Cash at quarter end June 30, 2022 was $33.9 million.
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Total debt, net of deferred financing costs, at June 30, 2022, was $230.2 million.
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Unlevered After-Tax Free Cash Flow for the quarter ended June 30, 2022 was $7.8 million.

Q3 2022 and Fiscal Year 2022 Guidance

The Company is not providing financial guidance pending its establishment of normalized operations of substantially all of its health and wellness centers onboard its contracted cruise ships following the business disruption and adverse impact of the COVID-19 pandemic on its business. Notwithstanding the foregoing, for fiscal year 2022, the Company expects to report a GAAP net loss and generate positive adjusted EBITDA and positive adjusted net income.

COVID-19 Impact on Cruise Industry
In response to the COVID-19 pandemic, the U.S. Centers for Disease Control and Prevention (“CDC”) have taken various measures intended to manage risks associated with the pandemic, including, most recently, publishing a voluntary COVID-19 Program for Cruise Ships, with which virtually all cruise lines, including all of the Company’s cruise line partners, had agreed to voluntarily participate. As of July 18, 2022, the COVID-19 Program for Cruise Ships is no longer in effect. The CDC has published new guidance for cruise ships on the mitigation and management of COVID-19, and will periodically reevaluate and update this guidance as needed. Cruise ship operators are encouraged to develop and maintain their own COVID-19 response plans to prevent and mitigate introduction and onboard transmission of COVID-19.

Conference Call Details

A conference call to discuss the second quarter 2022 financial results is scheduled for Wednesday, August 3, 2022, at 10:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-283-8977 (international callers please dial 1-412-542-4171) and provide the passcode 10169388 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at https://onespaworld.com/investor-relations. A replay of the call will be available by dialing 844-512-2921 (international callers please dial 412-317-6671) and entering the passcode 10169388. The conference call replay will be available from 2:00 p.m. Eastern Time on Wednesday, August 3, 2022 until 11:59 p.m. Eastern Time on Wednesday, August 10, 2022. The Webcast replay will remain available for 90 days.

About OneSpaWorld

Headquartered in Nassau, Bahamas, OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished health and wellness centers offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products currently onboard 173 cruise ships and at 51 destination resorts around the world. OneSpaWorld holds the leading market position within the cruise line industry of the historically fast-growing international leisure market and has been built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, irreplicable operating infrastructure, extraordinary team and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 65 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor (“OSW”), comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld (the “Business Combination”). Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld. The operating results presented for the current quarter and year-to-date period reflect the operating results of all the businesses acquired in the Business Combination.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business, operations, results of operations and financial condition, including liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measures

We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

ONESPAWORLD HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
			$	%			$	%
	2022	2021	Inc/(Dec)	Inc/(Dec)	2022	2021	Inc/(Dec)	Inc/(Dec)
REVENUES:
Service revenues	$103,616	$7,648	$95,968	1255%	$174,778	$12,252	$162,526	1327%
Product revenues	23,766	1,507	22,259	1477%	40,267	2,493	37,774	1515%
Total revenues	127,382	9,155	118,227	1291%	215,045	14,745	200,300	1358%
COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	87,019	9,561	77,458	810%	149,686	17,045	132,641	778%
Cost of products	23,278	1,504	21,774	1448%	37,930	2,799	35,131	1255%
Administrative	3,861	4,862	(1,001)	(21)%	7,694	8,706	(1,012)	(12)%
Salary, benefits and payroll taxes	7,994	5,988	2,006	34%	16,721	13,640	3,081	23%
Amortization of intangible assets	4,206	4,206	—	—	8,412	8,412	—	—
Total cost of revenues and operating expenses	126,358	26,121	100,237	384%	220,443	50,602	169,841	336%
Income (loss) from operations	1,024	(16,966)	17,990	106%	(5,398)	(35,857)	30,459	85%
OTHER INCOME (EXPENSE), NET:
Interest expense	(3,544)	(3,412)	(132)	(4)%	(6,951)	(6,763)	(188)	(3)%
Change in fair value of warrant liabilities	58,500	20,700	37,800	183%	61,900	(2,600)	64,500	2481%
Total other income (expense), net	54,956	17,288	37,668	218%	54,949	(9,363)	64,312	687%
Income (loss) before income tax expense (benefit)	55,980	322	55,658	17285%	49,551	(45,220)	94,771	210%
INCOME TAX EXPENSE (BENEFIT)	86	17	69	406%	(27)	43	(70)	(163)%
Net income (loss)	$55,894	$305	$55,589	18226%	$49,578	$(45,263)	$94,841	210%
Net income (loss) per voting and non-voting share:
Basic	$0.61	$0.00			$0.54	$(0.51)
Diluted (1)	$0.46	$(0.04)			$0.39	$(0.51)
Weighted average shares outstanding:
Basic	92,352	90,563			92,278	88,903
Diluted	94,798	92,932			94,864	88,903

(1) Diluted EPS includes an adjustment to exclude $12.4 million, $4.0 million and $12.2 million from net income (loss), for the three months ended June 30, 2022, for the three months ended June 30, 2021 and for the six months ended June 30, 2022, respectively, which is attributable to the in-the-money warrant liabilities as they were dilutive in these periods.

Note Regarding Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with GAAP, including Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow.

We define Adjusted net income (loss) as net income (loss), adjusted for items, including increase in depreciation and amortization expense resulting from the Business Combination, non-cash stock-based compensation and change in fair value of warrant liabilities. Adjusted net income (loss) per diluted share is defined as Adjusted net income (loss) divided by the weighted average diluted shares outstanding during the period, as if such shares had been outstanding during the entire three and six month periods ended June 30, 2022 and 2021.

We define Adjusted EBITDA as loss from continuing operations before interest expense, income taxes (benefit) expense, depreciation and amortization, adjusted for the impact of certain other items, including non-cash stock-based compensation expense and change in fair value of warrant liabilities.

We define Unlevered after-tax free cash flow as Adjusted EBITDA minus capital expenditures and cash taxes paid.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. Adjusted net income (loss), Adjusted net income (loss) per diluted share, Adjusted EBITDA and Unlevered after-tax free cash flow have limitations as profitability measures in that they do not include total amounts for interest expense on our debt and provision for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense and the impact of certain expenses related to items that are settled in cash. Because of these limitations, the Company relies primarily on its GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual, or nonrecurring items.

Reconciliation of GAAP to Non-GAAP Financial Information

The following table reconciles Net income (loss) to Adjusted net income (loss) for the second quarters and year-to-date periods ended June 30, 2022 and 2021 and Adjusted net income (loss) per diluted share for the second quarters and year-to-date periods ended June 30, 2022 and 2021 (amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss)	$55,894	$305	$49,578	$(45,263)
Change in fair value of warrant liabilities	(58,500)	(20,700)	(61,900)	2,600
Depreciation and amortization (a)	3,761	3,761	7,522	7,522
Stock-based compensation	2,835	1,729	6,121	5,360
Adjusted net income (loss)	$3,990	$(14,905)	$1,321	$(29,781)
Adjusted net income (loss) per diluted share	$0.04	$(0.16)	$0.01	$(0.33)
Diluted weighted average shares outstanding	94,798	92,932	94,864	88,903

(a) Depreciation and amortization refers to addback of purchase price adjustments to tangible and intangible assets resulting from the Business Combination.

The following table reconciles Net income (loss) to Adjusted EBITDA and Unlevered after-tax free cash flow for the second quarters and year-to-date periods ended June 30, 2022 and 2021 (amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net income (loss)	$55,894	$305	$49,578	$(45,263)
Income tax expense (benefit)	86	17	(27)	43
Interest expense	3,544	3,412	6,951	6,763
Change in fair value of warrant liabilities	(58,500)	(20,700)	(61,900)	2,600
Depreciation and amortization	5,240	5,488	10,717	11,370
Stock-based compensation	2,835	1,729	6,121	5,360
Adjusted EBITDA	$9,099	$(9,749)	$11,440	$(19,127)
Capital expenditures	(1,106)	(310)	(2,025)	(677)
Cash taxes	(230)	(20)	(265)	(29)
Unlevered after-tax free cash flow	$7,763	$(10,079)	$9,150	$(19,833)

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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